APARTMENT INVESTMENT AND MANAGEMENT COMPANY
          ANNOUNCES COMPLETION OF ACQUISITION OF 17,383 UNITS FROM
                      CASDEN PROPERTIES OF LOS ANGELES



DENVER, COLORADO, March 11, 2002

         Apartment Investment and Management Company (NYSE:AIV) ("Aimco") and Casden Properties ("Casden") announced the completion of the purchase by Aimco of 100% ownership of 17,383 apartment units and other transactions. The $1.5 billion acquisition is comprised of:

         - 6,356 conventional apartment units located in Southern California of which 1,381 units, located in the Park La Brea area of Los Angeles, are under development;

         -     11,027 affordable apartment units (located in 25 states);
               and

         - National Partnership Investments Corporation ("NAPICO"), a subsidiary of Casden Properties, which as general partner controls more than 400 properties with more than 41,000 units.

In addition, Aimco will:

         - Invest up to $50 million for a 20% limited liability interest in Casden Properties, LLC which will pursue new development opportunities in Southern California and other markets. Alan Casden and Blackacre Capital Management, LLC, New York have collectively agreed to invest up to $200 million in Casden Properties, LLC. Aimco will have an option to purchase, at completion, all multifamily rental projects of Casden Properties, LLC;

         - Provide a standby facility of up to $70 million in debt financing associated with the construction of the 1,381 Park LaBrea units and a proposed 350 unit project in the Westwood Village area of Los Angeles; and

         - Retain Casden Properties, LLC to accelerate the redevelopment of Aimco's affordable portfolio.

         Aimco paid $1.077 billion for the 16,002 stabilized conventional and affordable units and NAPICO which includes an earnout of $15 million as a result of property performance for the period ended December 2001. The final components of purchase price are $206 million of Aimco common stock or common OP Units priced at $47 per share to Alan Casden and Blackacre, $198 million in cash and approximately $673 million in assumed responsibility for existing mortgage indebtedness. In addition, Aimco incurred transaction costs and Initial Capital Expenditures aggregating approximately $24 million. Lehman Brothers acted as financial advisor to Aimco in connection with the acquisition. Purchase consideration of $418 million for the Park La Brea development properties will be funded as phases are completed (2002 to 2004) and have met minimum leasing thresholds.

         On a leverage neutral basis, the sum of the acquisition of the 16,002 stabilized units and NAPICO, the investment in Casden Properties, LLC and the debt financing for Park La Brea are expected to add from $0.08 and $0.11 per share to Aimco's annual Adjusted Funds From Operations ("AFFO") and $0.11 to $0.14 per share to annual Funds From Operations ("FFO"). Aimco does not expect the acquisition to have any impact on its existing first quarter 2002 earnings guidance of $1.30 in FFO per share. The adjusted 2002 guidance including the Casden transaction is $5.31 to $5.54 in FFO per share.

         Aimco will host an Investor and Analyst Tour and visit selected Casden apartment properties as well as existing Aimco properties in the Los Angeles area. The event will be held on May 14th and May 15th. For information on the tour, please contact Nicole Morton at (303) 691-4492 or at nicole.morton@aimco.com. For further details of the transactions, please see the press release dated December 4, 2001 which is available on our website at www.aimco.com/about/Casden/default.asp.

         The cash portion of the purchase was funded with proceeds from a syndicated term loan for which Lehman Brothers acted as sole lead arranger and administrative agent. The term loan is a two-year agreement with an option to extend one year. Aimco expects to repay the loan from property sales and internal operating cash flow.

         This press release contains forward-looking statements including statements regarding 2002 results which are subject to certain risks and uncertainties, including but not limited to; the Company's ability to maintain current occupancy, rent levels, and "same store" results. Actual results may differ materially from those described and could be affected by a variety of factors including economic conditions; changes in interest rates; governmental regulations; competition; financing risks; variations in real estate values; the failure of acquisitions to perform in accordance with expectations; possible environmental liabilities; and other risks described in our filings with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances.

         Aimco is a real estate investment trust with headquarters in Denver, Colorado and 19 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates approximately 1,900 properties, including approximately 337,000 apartment units, and serves approximately one million residents. Aimco's properties are located in 46 states, the District of Columbia and Puerto Rico. For more information about Aimco, please visit our website at www.aimco.com.

Contact: Katie Murphree, Vice President - Investor Relations (303) 691-4440
         E-Mail:  investor@aimco.com